Exhibit 10.02

May 25, 2012

Greg Ahearn

[REDACTED]

Dear Greg,

We are pleased to offer you a full-time exempt position as Chief Marketing Officer at LeapFrog Enterprises, Inc. (the “Company”). As Chief Marketing Officer you will be an executive vice president and responsible for leading the following teams: marketing (including product marketing, advertising and PR); worldwide content creation and production; studio operations; licensing; and consumer insights and research. Your start date will be July 16th or a date to be mutually agreed upon. This offer is contingent upon approval from the LeapFrog Board of Directors. You will be based out of our Emeryville office at 6401 Hollis Street. This offer of employment is also contingent upon relocating your permanent residence to the San Francisco Bay Area by July 1st, 2013. You will report directly to John Barbour, CEO.

LeapFrog offers an exciting challenge for professional and personal growth in a company with a demonstrated commitment to market leadership and excellence. LeapFrog offers a compensation package to reflect our belief in rewarding performance appropriately:

•	Your annual base salary will be $525,000 less standard payroll deductions and tax withholdings.

•	You will be eligible to receive a discretionary annual bonus; your target bonus opportunity level will be 75% of your annual base salary. The bonus is based upon the company's attainment of financial goals and achievement of individual goals and objectives and is subject to your continued employment during the applicable period. Your 2012 bonus is guaranteed at a minimum of the target bonus level of 75% of your full annual salary. You will also be eligible to participate, on a prorated basis, in an additional bonus opportunity if the company attainment of financial goals is above the stated targets as outlined in the 2012 Bonus Plan.

•	Stock Options: We will recommend that the Compensation Committee of the Board of Directors approve the grant of an option to you for the purchase of 300,000 shares of the Company’s Class A Common Stock. All stock options are subject to approval by the Compensation Committee and/or the Board of Directors, the terms of the equity plan and the individual grant. The option shall have an exercise price equal to the closing fair market value of the Common Stock on the date of the grant. The option shall vest over a four year period, or until your employment ends, as follows:
o	Twenty-five (25%) of the shares subject to the option at twelve (12) months after the hire date, and

o	1/36 of the remaining shares subject to the option each month thereafter, for thirty six (36) consecutive months.

•	Restricted Stock Units: We will recommend that the Compensation Committee of the Board of Directors approve the grant of 100,000 restricted stock units. All stock grants are subject to the terms of the equity plan and the individual grant. The restricted stock shall vest over a four year period, or until your employment ends, with 25% of the grant vesting on the first four annual anniversaries of your hire date.

In addition, you will become eligible for the following benefits in accordance with Company policy currently in effect:

•	Group health and 401(k) benefits. The effective date for medical, dental and vision insurance and the 401(k) is upon date of hire.

•	Accrual of four weeks of vacation per year.

•	Relocation package. You will receive the relocation benefits set forth in the Executive Homeowner Plan package, a copy of which is enclosed (the “Executive Homeowner Plan”), with the following additional benefit levels.

o	Home Marketing Assistance – If you sell your current primary residence in New Jersey within two (2) years of your first day of employment at the Company, the Company will pay standard closing costs on the sale of such home, including any real estate transfer taxes, title fees and customary real estate broker commissions.

o	Home Finding at New Location – Company will reimburse you for the reasonable hotel expenses, coach airfare from New Jersey, meals and transportation incurred by you and your family for three (3) weekend house-hunting trips to the San Francisco Bay Area.

o	Shipping Household Goods, Temporary Living Expenses, Duplicate Housing – Company will provide these services for 90 days with the flexibility to a maximum of 120 days as needed.

If you voluntarily terminate employment, other than a Good Reason Resignation as defined in Appendix A, within 24 (twenty four) months from the effective date of your move, you will be required to refund all or part of the relocation monies spent by the Company.

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•	In addition, you will receive a monthly housing/travel subsidy of $12,500 beginning with the first payroll following your start date. The travel/housing subsidy will end following 12 monthly installments. The travel/housing subsidy shall be subject to applicable tax withholding.

You will be eligible for severance as described in Appendix A to this letter.

If you join the Company, the Company will reimburse you for all legal fees actually and reasonably incurred by you in connection with the negotiation, review and finalization of this offer letter, up to a maximum total reimbursement amount of $5,000.

The compensation and insurance benefits programs outlined in this letter may be modified by the Company at its discretion from time to time, and acceptance of this offer does not create a contractual obligation to continue your employment in the future. The Company may also change your position, duties, and work location at its discretion from time to time as it deems necessary. You will be employed “at will” by the Company and are subject to termination at any time, with or without cause or advance notice. You will also retain the right to terminate your employment at any time for any reason, with or without advance notice. Your employment will be subject to all of the Company policies as in effect from time to time. The employment at-will relationship may not be modified except in writing signed by the Chief Executive Officer of the Company. The provisions of this paragraph will not be construed as limiting or otherwise modifying any severance terms described in Appendix A to this letter.

As a LeapFrog employee, you will be expected to abide by all Company rules and regulations, including LeapFrog's Code of Business Conduct and Ethics, and, as a condition of employment, you will be required to read and sign an Employee Acknowledgement when you begin your employment with the Company. This offer of employment is contingent upon your submission and completion of I-9 documentation and a signed Employee Proprietary Information and Inventions Agreement along with the successful completion of any background and reference checks.

On your first day, please bring with you two forms of I-9 acceptable documentation, as well as a voided check (if you would like direct deposit for your paycheck).

In addition, you will receive a separate packet with the following forms that must be turned in your first day to be approved for your photo I.D. badge:

•	Employment Eligibility Verification (I-9)
•	W-4 Federal Tax Exemption Form
•	Voluntary Self-Identification
•	Employee Information Sheet
•	Direct Deposit Authorization Form
•	Employee Proprietary Information and Inventions Agreement

Please read and sign the acknowledgement on page 4.

Complete Exhibit B on last page and sign.

•	Code of Business Conduct

Please sign and return the acknowledgement page only.

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•	Computer, Internet, E-mail Use Policy
•	Employee Conduct Policy
•	Sexual Harassment Policy
•	Information Security Policy

Please sign and return the acknowledgement page only.

•	Agreement to Arbitrate Optional

You will not be given a photo badge until you successfully complete the above documents. This badge will give you access between suites as well as to our parking garage for free parking.

This offer is valid through July 11th, 2012, and a signed copy of this offer letter must be returned to my office by such date. The additional copy should be retained for your records. This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment relationship with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. If you have any questions regarding our offer, please contact Saydeah Howard at [REDACTED] or via confidential fax at [REDACTED].

If you wish to change your start date to a date other than July 16th, please indicate the new date below. Please ensure you communicate your start date to Human Resources as soon as decided.

We are looking forward to establishing a mutually rewarding relationship with you and welcome your contribution to our company.

Sincerely,

/s/ John Barbour

John Barbour

CEO

By signing below, you represent that you have read and agree to the terms of the above offer and agree to start your employment with LeapFrog on July 16th, 2012. In addition, you represent that you are not subject to any agreement, judgment, order, or restriction which would be violated by your being employed with the Company or that in any way restricts your ability to perform services for the Company.

Signature:	/s/ Gregory B. Ahearn	Date:	May 31, 2012

Print Name:	Greg Ahearn	Start Date: June 18, 2012

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Appendix A

Severance

Severance Provisions.

In the event of your Covered Termination, you shall be entitled to receive cash severance benefits equal to the following: (i) twelve (12) months of Base Salary (the “Base Severance”), (ii) a payment equal to the prorated amount of your annual bonus at target (as the target bonus is set forth in this offer letter or under the terms of the applicable bonus program for the calendar year in which your Covered Termination occurs, as such agreement or program may be in effect at the time of such Covered Termination) for the calendar year in which the Covered Termination occurs (Subsection (ii) is referred to as the “Pro-Rated Bonus Severance”), and (iii) a payment equal to your annual bonus at target (as the target bonus is set forth in this offer letter or under the terms of the applicable bonus program for the calendar year in which your Covered Termination occurs, as such agreement or program may be in effect at the time of such Covered Termination) (Subsection (iii) is referred to as the “Full-Year Bonus Severance”). In the event of your Covered Termination, you shall also be credited with one (1) year of additional employment service toward vesting of your options and restricted stock units, and restricted stock units will treated for purposes of this provision as if vesting occurred on a monthly basis. If a Covered Termination occurs at a time when the bonus for the prior calendar year has not been paid, your Pro-Rated Bonus Severance shall be equal to (1) the bonus that would otherwise be payable for such prior calendar year, as determined under the terms applicable to such bonus (including the timing of its determination) plus (2) the amounts described above in Subsection (ii) for the calendar year in which the Covered Termination occurs. The foregoing severance is intended to provide you with compensation for the period following a Covered Termination.

Provided that you elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the full amount of premiums for your group medical, dental and vision coverage, including coverage for your eligible dependents, through the earlier of (i) twelve (12) months following the Covered Termination (the “Severance Period”) or (ii) the date that you become eligible for group health coverage through a subsequent employer. You must notify the Company immediately if you become eligible to be covered by a group medical, dental or vision insurance plan of a subsequent employer. No provision of this letter will affect the continuation coverage rules under COBRA except that the Company’s payment of any applicable insurance premiums will be credited as payment by you for purposes of your payment required under COBRA. Therefore, the period during which you may elect whether or not to continue the Company’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to you, and all your other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of this provision.

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Upon the occurrence of a Change in Control (i) the vesting and exercisability of all outstanding options to purchase the Company’s stock you then hold shall be accelerated in full as of the date the Change in Control occurs, and (ii) all other stock awards that you then hold shall vest in full, and any reacquisition or repurchase rights held by the Company with respect to such stock awards shall lapse. Any such options shall remain exercisable by you until the period provided by the agreements evidencing such options, but in no event beyond the expiration date of such options.

Payment Timing.

Any cash severance benefits provided under this letter shall be paid in equal bi-monthly installments paid over the number of months in the Severance Period on the Company’s regularly scheduled payroll periods, with such payment(s) occurring or commencing on the Release Date, subject to the following paragraph and your delivery of the release described below. In no event shall payment of any severance benefit be made prior to the effective date of your Covered Termination or prior to the effective date of the release described below.

409A Matters.

Cash severance payments and vesting acceleration benefits, to the extent paid or provided from the date of the Covered Termination through March 15 of the calendar year following the Covered Termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments or benefits are made or provided following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service. To the extent you are entitled to an excess amount described in the preceding sentence, such amount will not be paid or payments will not commence until the sixtieth (60th) day following the Covered Termination, or, if later, such time as required by Section 409A(a)(2)(B)(i) of the Code.

Release Requirement.

In order to be eligible to receive Severance benefits you must execute a general waiver and release in form acceptable to the Company, and the release must become effective in accordance with its terms not later than sixty (60) days following the date of the Covered Termination (the sixtieth day, the “Release Date”).

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Termination of Benefits.

The benefits set forth under this Appendix A shall terminate immediately if you, at any time, (i) violate any proprietary information or confidentiality obligation to the Company or (ii) disparage the Company, its affiliated, related, parent or subsidiary corporations, or its or their present or former directors, officers, employees, attorneys or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

Payment Limits.

If any payment or benefit you would receive in connection with a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.

The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order; reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such options (i.e., earliest granted option cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and to you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

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Definitions.

“Cause” means any of the following has occurred, as reasonably determined by the Company in good faith:

(i)      you are indicted for or convicted of any felony or crime involving moral turpitude or dishonesty;

(ii)      you participate in any fraud against the Company or any of its subsidiaries;

(iii)     you materially breach any material provision of a written agreement with the Company or any of its subsidiaries (including, without limitation, the Proprietary Information and Inventions Agreement) or of a written policy of the Company or any of its subsidiaries, provided that, if such breach is reasonably susceptible of cure, you fail to cure such breach within a reasonable period of time (to be determined by the Company in its sole discretion) after receiving notice of such breach from the Company;

(iv)      you engage in conduct that demonstrates unfitness to serve; or

(v)      you breach your duties to the Company or any of its subsidiaries, including, without limitation, persistent unsatisfactory performance of job duties.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)      any Exchange Act Person (as defined in the Company’s 2011 Equity Incentive Plan) (other than Larry Ellison, Michael Milken, Lowell Milken, or any combination of the foregoing), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)      there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(iii)     the stockholders of the Company approve or the Company’s Board of Directors approves a plan of complete dissolution or liquidation of the Company; or

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(iv)      there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition.

“Change in Control Period” means the period beginning three (3) months before and ending twelve (12) months after a Change in Control.

“Covered Termination” means (i) a termination by the Company and its subsidiaries without Cause or (ii) your Good Reason Resignation.

“Good Reason Resignation” means your voluntary termination of employment within sixty (60) days after the occurrence of one of the following events without your consent:

(i)      a material diminution in your authority, duties, or responsibilities;

(ii)      a reduction in your Base Salary in an amount greater than ten percent (10%) of your Base Salary prior to such reduction;

(iii)      a change in the geographic location of your workplace by more than fifty (50) miles from its previous location; or

(iv)      a reduction in your target bonus in an amount greater than ten percent (10%) of the target bonus set forth your offer letter; or

(v)      a material breach by the Company and its subsidiaries of the agreement under which you are employed.

Prior to any Good Reason Resignation, you must provide written notice to the Company of the existence of the Good Reason event within thirty (30) days following the initial existence of the event, and the Company shall have a period of thirty (30) days following such notice to cure the event. If the event is cured within such time period, you shall not be entitled to terminate his or her employment pursuant to a Good Reason Resignation.

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